Exhibit 99.1

EnergySolutions Announces First Quarter 2012 Results

SALT LAKE CITY, UT — (MARKET WIRE) — May 9, 2012 — EnergySolutions, Inc. (NYSE: ES - the “Company”), a leading provider of specialized, technology-based nuclear services to government and commercial customers, announced financial results for the Company’s first quarter ended March 31, 2012.

First Quarter 2012 Summary

•                  Revenue of $490.7 million

•                  Net loss attributable to EnergySolutions of $0.7 million, or $0.01 per share

•                  Net income attributable to EnergySolutions before non-cash impact of amortization of intangible assets of $3.5 million

•                  Adjusted EBITDA of $18.3 million

First Quarter 2012 Results

Revenue for the first quarter of 2012 decreased to $490.7 million, compared with record high revenue of $522.3 million in the first quarter of 2011.  Gross profit for the first quarter of 2012 totaled $31.7 million, compared with $49.3 million for the first quarter of 2011.  Selling, general, and administrative expenses decreased to $33.7 million, from $36.1 million in the first quarter of 2011 primarily as a result of lower international bid and proposal costs and ongoing cost reduction efforts. Operating income for the quarter ended March 31, 2012 was a loss of $1.3 million compared to income of $14.6 million for last year’s quarter.

Net loss attributable to EnergySolutions for the first quarter of 2012 was $0.7 million, or $0.01 per share, compared with a net income attributable to EnergySolutions of $9.9 million, or $0.11 per share, for the first quarter of 2011.

Net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets for the first quarter of 2012 was $3.5 million compared with $14.2 million for the first quarter of 2011.

EBITDA and Adjusted EBITDA for the first quarter of 2012 were $28.6 million and $18.3 million, respectively, compared with $41.4 million and $35.9 million, respectively, for the first quarter of 2011.

Reconciliations of GAAP to non-GAAP financial measures are provided in the attached Table 4.

Business Segments — First Quarter 2012

The results of the Company’s two business groups are presented in Table 5 in the accompanying financial tables.

Global Commercial Group

Global Commercial Group revenue for the first quarter of 2012 totaled $448.3 million, compared with $442.9 million in the first quarter of 2011.  The $5.4 million increase in revenue was due primarily to growth from International activities partially off-set by declines in Commercial Services and disposal operations as discussed below.

Income from operations for the first quarter of 2012 totaled $22.4 million, compared with $29.4 million for the first quarter of 2011.  Operating margins declined to 5.0% for the first quarter of 2012, compared to 6.6% for the first quarter of 2011 due primarily to higher costs associated with certain Commercial Services contracts and lower incentive fees earned on our Magnox contract, partially off-set by SG&A cost savings.

Commercial Services

Revenue from Commercial Services operations in our Global Commercial Group for the first quarter of 2012 totaled $41.0 million, compared with $46.5 million for the first quarter of 2011.  The decrease in revenue was due primarily to higher scheduled purchases of equipment and spent fuel casks during the ramp up of our Zion Station long-term stewardship project last year that were not repeated this year, and to the completion of other large scale commercial projects in 2011 partially off-set by increased technology product revenue.

Gross profit for the first quarter of 2012 totaled $1.5 million, compared with gross profit of $5.1 million in the first quarter of 2011. Gross margin was 3.8% for the first quarter of 2012, compared with 11.0% for the first quarter of 2011. The decrease in gross margin was due primarily to higher costs incurred due to delays of certain major projects during the quarter. After taking out the effects of the non-cash accretion expense associated with the Zion project of $7.2 million in the first quarter of 2012 and $7.8 million in the first quarter of 2011, adjusted gross margin was 21.3% for the first quarter of 2012 compared to 27.7% for the same quarter of 2011.

Logistics, Processing and Disposal

Revenue from the Logistics, Processing and Disposal (“LP&D”) operations in our Global Commercial Group for the first quarter of 2012 totaled $44.4 million, compared to $54.3 million in the first quarter of 2011.  The decrease in revenue was due primarily to lower volumes of waste receipts from U.S. Department of Energy (“DOE”) projects due in part to a decrease in government stimulus funding. The majority of costs at our disposal facilities are fixed, resulting in a disproportionate increase in cost of revenue as a percentage of revenue. As a result, gross profit decreased $6.9 million for the three month period ended March 31, 2012 compared to that of the same period in 2011. Gross profit and gross margin for the first quarter of 2012 were $4.9 million and 11.1%, respectively, compared with $11.8 million and 21.7% for the first quarter of 2011.

International

Revenue from the International operations in our Global Commercial Group for the first quarter of 2012 totaled $363.0 million, compared to $342.1 million for the first quarter of 2011. The increase was due primarily to the commencement of design activities to support clean up operations in Japan and Korea, continued progress on fabrication activities in China, and increased waste processing in Canada.  International revenue included a $6.2 million negative impact related to foreign currency fluctuations. Gross profit for the first quarter of 2012 totaled $26.5 million, compared with $26.3 million for the first quarter of 2011.  Gross margin declined to 7.3% for the first quarter of 2012 compared with 7.7% for the first quarter of 2011, due primarily to lower generation fees resulting from the closure of the Oldbury power station during the first quarter of 2012 partially off-set by higher margins on projects in Japan and Canada.

Government Group

Government Group revenue for the first quarter of 2012 totaled $42.4 million, compared with $79.4 million in the first quarter of 2011.  The decrease in revenue was due primarily to the completion of our Uranium Disposition Services project and the Portsmouth Gas Diffusion Plant remediation project in March 2011, as well as to a fee reduction at our Salt Waste project located at the Savannah River site, and to decreased stimulus funding received during the first quarter of 2012 for projects like the Atlas mill tailings clean-up project in Moab, Utah, partially off-set by increases in engineering and technology projects.

Income from operations for the Government Group in the first quarter of 2012 was a loss of $5.1 million, compared with income of $1.9 million for the first quarter of 2011.The decline was due primarily to a $5.6 million incentive fee adjustment for the Salt Waste project recorded during the quarter that resulted from an increase in expected costs to complete the contract that are unrelated to the Company’s work on the project that exceeded the original budgeted costs. Cost of revenue increased $0.3 million due to increased work scope. As a result, operating profit decreased $7.0 million during the three month period ended March 31, 2012 compared to that of the same period in 2011. The Company expects to be able to recognize approximately $11.0 million of the Salt Waste project incentive fees, including the reversal of the $5.6 million adjustment made in the first quarter this year, later in 2012 or early in 2013, upon the successful negotiation of a new contract with the DOE.

Equity in income from unconsolidated joint ventures totaled $0.7 million for the first quarter of 2012 compared with $1.4 million for the first quarter of 2011.  The decrease was due primarily to a decrease in our proportional share of income related to our Hanford tank operating contract.

Outlook

“We are pleased with the significant progress we made in the first quarter of 2012, with respect to our achievements at Zion and Fukushima, and to our ongoing efforts to reduce operating, sales and administrative costs,” said Val Christensen, President and Chief Executive Officer of EnergySolutions. “We are optimistic about 2012 and the realization of our five-year strategic growth plan. We continue to pursue innovative opportunities to increase disposal volumes to our Clive facility such as Zion type projects, Semprasafe, and Sealed Sources. We expect to recognize all incentive fees earned on our Salt Waste project in either the later part of 2012 or in early 2013. However, until we have a better understanding of the timing of the outcome of those negotiations with the DOE, we are reducing our Adjusted EBITDA guidance to the $150 million to $160 million range for 2012 at this time.”

Forward-Looking Statements

Statements in this earnings release regarding future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the Salt Waste project, the related contract renegotiations with the DOE, the anticipated incentive fees resulting from a successful renegotiation and the timing thereof, Company’s outlook for 2012, strategic initiatives,  and expectations for Adjusted EBITDA.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (a) the uncertainty regarding the outcome and timing of contract negotiations with the DOE, (b) uncertain and weak economic conditions globally, including decreased credit availability for our customers and the decisions of individual customers to retain cash and reduce credit market exposure, (c) decreased tax revenue combined with increased demands on federal funding allocations reducing funds available for existing or proposed federal projects that we have been awarded or on which we would bid, (d) current regulatory initiatives, including the importation of nuclear waste into the U.S. and the disposal and storage of depleted uranium, (e) the weakening of the pound sterling and the related currency translation impact on our business if the currency continues to weaken, (f) adverse public reaction that could lead to increased regulation or limitations on our activities, (g) uncertainty regarding the impact on our business of increased regulatory scrutiny of the nuclear waste industry in the U.S. and U.K., (h) decisions by our customers to reduce, delay or halt their spending on nuclear services, (i) decisions by our commercial customers to store radioactive materials on-site rather than dispose of radioactive materials at one of our facilities, (j) the adverse impact of current or future financial conditions on the value of decommissioning trust funds, and (k) continued competitive pressures in our markets. Additional information on potential factors that could affect the Company’s results and other risks and uncertainties are set forth in EnergySolutions, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2011.  The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call Details

The EnergySolutions 2012 first quarter teleconference and webcast are scheduled to begin at 10:00 a.m. ET, on Wednesday, May 9, 2012.

Hosting the call will be Val Christensen, President and Chief Executive Officer, and William Benz, Chief Financial Officer.

To participate in the event by telephone, please dial (877) 251-1860 five to ten minutes prior to the start time (to allow time for registration) and reference the conference pass-code 76686658. International callers should dial (253) 237-1173 and enter the same pass-code.

A replay of the call will be available for one week beginning on Wednesday, May 9. To access the replay, dial (855) 859-2056 and enter pass-code 76686658. International callers should dial (404) 537-3406 and enter the same pass-code.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the company’s web site at www.energysolutions.com by clicking on the “Investor Relations” tab at the top of the home page. An audio replay of the event will be archived on EnergySolutions’ web site for 90 days.

About EnergySolutions, Inc.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

For more information, please contact:

Richard Putnam

EnergySolutions, Inc.

(801) 649-2000

rrputnam@energysolutions.com

-Financial Tables to follow-

Table 1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except per share amounts)

	Quarter Ended March 31,
	2012	2011

Revenue	$490,692	$522,267
Cost of revenue	(459,012)	(472,965)

Gross profit	31,680	49,302

Selling, general and administrative expenses	(33,662)	(36,080)
Equity in income of unconsolidated joint ventures	730	1,400

Income (loss) from operations	(1,252)	14,622

Interest expense	(17,691)	(18,050)
Other income, net	18,282	15,428

Income (loss) before income taxes and noncontrolling interest	(661)	12,000

Income tax benefit (expense)	(4)	(1,182)

Net income (loss)	(665)	10,818

Less: Net income attributable to noncontrolling interests	(4)	(909)

Net income (loss) attributable to EnergySolutions	$(669)	$9,909

Net income (loss) attributable to EnergySolutions per share:
Basic	$(0.01)	$0.11
Diluted	$(0.01)	$0.11

Number of shares used in per share calculations:
Basic	89,065,585	88,709,078
Diluted	89,065,585	88,738,993

Table 2

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,886	$77,213
Accounts receivable, net of allowance for doubtful accounts	322,875	302,203
Nuclear decommissioning trust fund investments	165,978	174,270
Other current assets	261,642	281,822
Total current assets	797,381	835,508

Property, plant & equipment, net	133,433	131,460
Goodwill	308,089	306,358
Other intangible assets,net	256,225	260,879
Nuclear decommissioning trust fund investments	508,946	523,326
Restricted cash and decontamination and decommissioning deposits	331,750	332,918
Deferred Costs	443,856	465,577
Other noncurrent assets	183,151	164,758

Total assets	$2,962,831	$3,020,784

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,323	$—
Accounts payable	121,024	140,951
Accrued expenses and other current liabilities	214,167	230,698
Facility and equipment decontamination and decommissioning liabilities	154,272	160,520
Unearned revenue, current portion	161,103	159,112
Total current liabilities	651,889	691,281

Long-term debt, less current portion	812,040	812,734
Facility and equipment decontamination and decommissioning liabilities	582,465	603,381
Unearned revenue	447,649	469,497
Other noncurrent liabilities	177,618	158,634

Total liabilities	2,671,661	2,735,527

EnergySolutions stockholders’ equity	290,455	284,546
Noncontrolling interests	715	711

Total stockholders’ equity	291,170	285,257

Total liabilities and stockholders’ equity	$2,962,831	$3,020,784

Table 3

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	For the Quarter Ended March 31
	2012	2011

Cash Provided by (used in) Operating Activities	$(25,855)	$15,855

Investing Activities
Purchases of property, plant and equipment	(6,981)	(3,800)
Purchase and sale of investments in nuclear decommissioning trust fund	1,100	703
Purchases of intangible assets	—	(330)
Proceeds from sale of property, plant and equipment	89	82
Cash Used in Investing Activities	(5,792)	(3,345)

Financing Activities
Repayments of long-term debt	—	(1,400)
Net borrowings under revolving credit facility	—	—
Dividends to stockholders	—	—
Other items	(158)	(1)
Cash Used in Financing Activities	(158)	(1,401)

Effect of Exchange Rate on Cash	1,478	(1,727)

Increase (decrease) in Cash and Cash Equivalents	$(30,327)	$9,382

Amortization of Intangible Assets	$6,458	$6,558
Depreciation	$5,072	$5,699

Table 4

ENERGYSOLUTIONS, INC.

GAAP to Non-GAAP Reconciliation

(dollars in thousands, except per share amounts)

	Quarter Ended March 31,
	2012	2011

Reconciliation of net income (loss) attributable to EnergySolutions to EBITDA:
Net income (loss) attributable to EnergySolutions	$(669)	$9,909
Interest expense	17,691	18,050
Income tax expense (benefit)	4	1,182
Depreciation expense	5,072	5,699
Amortization of intangible assets	6,458	6,558
EBITDA	$28,556	$41,398

Accretion expense	7,487	7,981
Nuclear decommissioning trust fund earnings, net	(18,414)	(15,673)
Equity-based compensation	665	2,236
Adjusted EBITDA	$18,294	$35,942

Reconciliation of gross profit to adjusted gross profit and to adjusted income from operations
Gross profit	31,680	49,302
Accretion	7,487	7,981
Adjusted gross profit	$39,167	$57,283

Operating expenses	(32,932)	(34,680)
Adjusted income from operations	$6,235	$22,603
Interest expense	(17,691)	(18,050)
Other income	18,282	15,428
Accretion	(7,487)	(7,981)
Income (loss) before income taxes and noncontrolling interests	$(661)	$12,000

Reconciliation of net income (loss) attributable to EnergySolutions to net income (loss) attributable to EnergySolutions before the impact of amortization of intangible assets:
Net income (loss) attributable to EnergySolutions	$(669)	$9,909
Amortization of intangible assets	6,458	6,558
Income tax expense related to amortization of intangible assets (1)	(2,260)	(2,295)
Net income attributable to EnergySolutions before the impact of amortization of intangible assets	$3,529	$14,172

Net income attributable to EnergySolutions before the impact of amortization of intangible assets per share:
Basic	$0.04	$0.16
Diluted	$0.04	$0.16

Number of shares used in per share calculations:
Basic	89,065,585	88,709,078
Diluted	89,065,585	88,738,993

The Company defines EBITDA as net income (loss) attributable to EnergySolutions plus interest expense (including the effects of interest rate derivative agreements), income taxes, depreciation, impairment charges and amortization.  The Company defines Adjusted EBITDA as EBITDA plus non-cash equity compensation expense and, non-cash accretion expense, plus or minus nuclear decommissioning trust fund gains or losses net of management fees. Beginning in 2011, we have included the changes in ARO cost estimates for the Zion Project as an adjustment to EBITDA to remove certain effects of ARO accounting from this measure. We have also included the corresponding Zion project ARO cost estimate changes for 2010 for presentation purposes. The Company uses EBITDA and Adjusted EBITDA as key indicators of its operating performance and for planning and forecasting future business operations. EBITDA and Adjusted EBITDA, as presented in this release, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measures of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.

The Company’s measurement of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. The Company has included information concerning EBITDA and Adjusted EBITDA in this release because they are used by management to measure operating performance and because the Company believes that such information is often used by certain investors as measures of a company’s historical performance and for modeling.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and investors should not consider them in isolation, or as a substitute for analysis of the Company’s operating results or cash flows as reported under GAAP. Some of these limitations are:

•                  They do not reflect the Company’s cash flows, cash expenditures, or future requirements for capital expenditures or contractual commitments;

•                  They do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•                  They do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•                  Although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•                  They are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows; and

•                  Other companies in the Company’s industry may calculate these measures differently than the Company does, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

The Company defines Adjusted Gross Profit as gross profit plus accretion expense.  The Company defines Adjusted Income from Operations as Adjusted Gross Profit less operating expenses.  The Company uses Adjusted Gross Profit and Adjusted Income from Operations as indicators of its operating performance and for planning and forecasting future business operations.  Adjusted Gross Profit and Adjusted Income from Operations, as presented in this release, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. They are not measures of the Company’s financial performance under GAAP and should not be considered as alternatives to gross profit or any other performance measures derived in accordance with GAAP.

The Company defines net income attributable to EnergySolutions before the impact of amortization of intangible assets as net income attributable to EnergySolutions plus amortization expense of intangible assets, net of the related income tax expense. These non-GAAP measures may be useful to investors seeking to compare the Company’s operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. These measures should not be considered as substitutes for net income attributable to EnergySolutions, as determined in accordance with GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

Table 5

ENERGYSOLUTIONS , INC.

REPORTING SEGMENT INFORMATION (UNAUDITED)

(dollars in thousands)

	For the Quarter Ended March 31,
	2012	2011

Revenue
Government Group	$42,389	$79,350
Global Commercial Group
Commercial Services	40,957	46,537
LP&D	44,389	54,266
International	362,957	342,114
Total Revenue	$490,692	$522,267

Gross Profit
Government Group	$(1,286)	$6,108
Global Commercial Group
Commercial Services	1,537	5,115
LP&D	4,944	11,802
International	26,485	26,277
Total Gross Profit	$31,680	$49,302

Income from Operations
Government Group	$(5,100)	$1,922
Global Commercial Group	22,406	29,365

Group Operating Income	17,306	31,287
Corporate selling, general and administrative expenses	(19,288)	(18,065)
Equity in income of unconsolidated joint ventures	730	1,400
Total Income (loss) from Operations	$(1,252)	$14,622

Adjusted Gross Profit
Government Group	$(1,286)	$6,108
Global Commercial Group
Commercial Services	8,716	12,896
LP&D	5,252	12,002
International	26,485	26,277
Total Global Commercial Group	40,453	51,175
Total Adjusted Gross Profit	$39,167	$57,283

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